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                                                                     EXHIBIT 3.6


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
             AND RIGHTS OF SERIES 2000-A CONVERTIBLE PREFERRED STOCK

                                       OF

                                   ECOGEN INC.

                                       ***

         Ecogen Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation (as amended) of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, adopted a resolution, which resolution is as follows:

         RESOLVED, that a series of the Company's Preferred Stock consisting of 30,000 shares of Preferred Stock, be and hereby is, designated as "7% Series 2000-A Convertible Preferred Stock", par value $.01 per share (the "Series A Preferred Stock"), and that the Series A Preferred Stock shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions as set forth in the Certificate of Designations, Preferences and Rights of Series 2000-A Convertible Preferred Stock (the "Series A Certificate") attached as Exhibit A.

         That said Series A Certificate states that the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein).

                  Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as 7% Series 2000-A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 30,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $.01 and a stated value of $100.00 (the "Stated Value"). Of the designated shares of Preferred Stock, 15,000 shares of Preferred Stock are being issued initially, and up to 15,000 shares


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of Preferred Stock are being authorized for payment of dividends in shares of
Preferred Stock when, as and if, declared by the Board of Directors.

                  Section 2. Dividends.

                  (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 7% per annum (the "Dividend Rate"), payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year during the term hereof (each a "Dividend Payment Date"), commencing on March 31, 2000, in cash or shares of Preferred Stock (the "Preferred Dividend"), provided, that in connection with a conversion of the Preferred Stock, the Company shall be entitled to pay dividends in the form of Common Stock, subject to the terms and conditions set forth herein, at the option of the Company. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Any dividends not paid on any Dividend Payment Date shall continue to accrue and shall be due and payable upon conversion of the Preferred Stock. A party that holds shares of Preferred Stock on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder. The Company shall provide the Holders notice of its intention to pay dividends in cash or shares of Preferred Stock not less than ten (10) Business Days prior to any Dividend Payment Date for as long as shares of Preferred Stock are outstanding. If dividends are paid in the form of Preferred Stock, the number of shares of Preferred Stock issuable on account of such dividend shall equal the cash amount of such dividend on such Dividend Payment Date divided by the Stated Value. If dividends are paid in shares of Common Stock, the number of shares of Common Stock issuable on account of such dividend shall equal the cash amount of such dividend on such Dividend Payment Date divided by the Conversion Price (as defined below) on such date. The Company shall not be required to issue stock certificates representing fractions of shares of Preferred Stock and shall make a cash payment in respect of any final fraction of a share based on the product of such fractional share and the Stated Value.

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not pay dividends in the form of Preferred Dividends or in shares of Common Stock and must deliver cash in respect thereof if on the Dividend Payment Date:


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                           (i)(A) the number of shares of Preferred Stock at
the time authorized for issuance for the payment of Preferred Dividends on such Dividend Payment Date, together with the number of shares held as treasury stock, is insufficient to satisfy the Company's then existing obligations to issue shares of Preferred Stock for the payment of such Preferred Dividends on such Dividend Payment Date, or (B) the sum of (i) the number of shares of Common Stock at the time reserved for issuance upon conversion of (x) the shares of Preferred Stock outstanding on such Dividend Payment Date, and (y) the Preferred Dividends on such Dividend Payment Date, (ii) the number of authorized but unissued shares of Common stock not reserved for any purpose, and (iii) the number of shares held as treasury stock, is insufficient to satisfy the Company's then existing conversion and other obligations to issue shares of Common Stock for all purposes;

                           (ii) the Common Stock is not then listed on the
Nasdaq National Market ("NASDAQ"), the NASDAQ SmallCap Market or other national securities exchange; or

                           (iii) the Company has failed to timely satisfy its
conversion obligations hereunder.

                  (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan or in connection with the Company's 401(k) plan.

                  Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of all of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designations, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to the Preferred Stock, except for any series of Preferred Stock issued and sold in accordance with the Purchase Agreement, (d) increase the authorized number of shares of Preferred Stock or (e) enter into any agreement with respect to the foregoing.

                  Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or


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surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Preferred Stock shall be distributed among the Holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each record Holder of Preferred Stock.

                  Section 5. Conversion.

                  (a) (i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to limitation or reduction pursuant to Sections 5(a)(ii) and (a)(iii) hereof) at the Conversion Ratio (as defined in
Section 8) at the option of the Holder, at any time and from time to time, from and after the date (the "Initial Conversion Date") which is the earlier of (i) the date the Underlying Securities Registration Statement (as defined in Section
8) is declared effective by the Commission, or (ii) the 120th day following the Original Issue Date; provided, that, (A) on and after the Initial Conversion Date, the Holders shall only be entitled to convert up to (i) 25% of the number of shares of Preferred Stock originally issued on the Original Issue Date, and
(ii) any Preferred Dividends issued on such shares of Preferred Stock, (B) on and after the first month anniversary of the Initial Conversion Date, the Holders shall only be entitled to convert up to (i) 50% of the number of shares of Preferred Stock originally issued on the Original Issue Date, and (ii) any Preferred Dividends issued on such shares of Preferred Stock, (C) on and after the second month anniversary of the Initial Conversion Date, the Holders shall only be entitled to covert up to (i) 75% of the number of shares of Preferred Stock, originally issued on the Original Issue Date, and (ii) any Preferred Dividends issued on such shares of Preferred Stock, and (D) on and after the third month anniversary of the Initial Conversion Date, the Holders shall be entitled to convert all of the shares of Preferred Stock originally issued on the Original Issue Date, together with all Preferred Dividends issued on such shares of Preferred Stock. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Annex I (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice to the Company by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the


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date that the Conversion Notice is deemed delivered to the Company hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                           (ii)(1) A Holder may not convert shares of Preferred
Stock (including, without limitation, shares of Preferred Stock issued as payment of dividends hereunder) or receive shares of Common Stock in payment of dividends hereunder to the extent such conversion or receipt would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as hereinafter defined) and the rules thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock. The Holder shall have the sole authority and obligation to determine whether the restriction contained in this Section applies and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the Company shall have no obligation to verify or confirm the accuracy of any such determination. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Company, and the provisions of this Section shall continue to apply until such 75th day (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

                           (2) A Holder may not convert shares of Preferred
Stock (including, without limitation, shares of Preferred Stock as payment of dividends hereunder) or receive shares of Common Stock in payment of dividends hereunder to the extent such conversion or receipt would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock. The Holder shall have the sole authority and obligation to determine whether the restriction contained in this Section applies and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder and the Company shall have no obligation to verify or confirm the accuracy of any such determination. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Company (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

                           (iii) At no time while the Common Stock is listed for
trading on the NASDAQ or the Nasdaq SmallCap Market shall the Company issue on conversions of Preferred Stock an aggregate number of shares of Common Stock that, when added to the number of shares underlying the Trigger Warrants (as hereinafter defined) if the same were to be issued at such time, would equal or exceed 20% of the number of shares of Common


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Stock issued and outstanding on the Original Issue Date unless the Company shall have theretofore (A) obtained the vote of shareholders ("Shareholder Approval"), if any, as may be required by the rules and regulations of the Nasdaq Stock Market (or successor thereto) applicable to approve the issuance of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, or (B) obtained an exemption from the requirement for Shareholder Approval from The Nasdaq Stock Market (a "Nasdaq Exemption"). The maximum number of shares of Common Stock that can be issued on conversions of Preferred Stock under this Section 5(a)(iii) is referred to as the "Issuable Maximum." At such time as the Company has issued, on conversions of Preferred Stock, a number of shares of Common Stock equal to the Issuable Maximum and has not theretofore obtained Shareholder Approval or a Nasdaq Exemption (the "Trigger Date"), the Company shall either (i) redeem all outstanding shares of Preferred Stock and Preferred Dividends at a price equal to the Optional Redemption Price (as defined in Section 6(c) hereof) pursuant to the terms and conditions of Section 6(c) hereof (the "Initial Optional Redemption"), provided, that the conditions listed in Section 6(a)(i)-(iii) shall not apply to the Initial Optional Redemption, or (ii) within a period of 75 days from the Trigger Date (the "Trigger Period") obtain Shareholder Approval or a Nasdaq Exemption. On the Trigger Date, if the Company has not exercised its right to effect the Initial Optional Redemption, the Company shall issue to the Holders (and distribute pro rata among the Holders based on the relative number of shares of Preferred Stock held) warrants (the "Trigger Warrants") to purchase a number of shares of Common Stock equal to 15% of the quotient obtained by dividing (x) the Stated Value of the Excess Preferred Stock (as defined below) by (y) the lower of the Per Share Market Value on the Trigger Date or on the date such warrants are actually distributed to the Holders (the Trigger Date or such other date, as applicable, is referred to as the "Measurement Date"). Such warrants shall be substantially in the form attached as Exhibit B to the Purchase Agreement and shall entitle the holders thereof to purchase shares of Common Stock at any time during the five year period following the date on which such warrants are actually distributed to the Holders at an exercise price per share equal to 101% of the Per Share Market Value on the Measurement Date. From and after the Trigger Date until the earlier of (I) the date on which a Shareholder Approval or a Nasdaq Exemption has been obtained, and (II) the expiration of the Trigger Period, the Dividend Rate shall be increased to 16% per annum. From and after the expiration of the Trigger Period, if the Company shall not have theretofore obtained either the Shareholder Approval or a Nasdaq Exemption, and until such date, if any, as the Company obtains Shareholder Approval or a Nasdaq Exemption, the Dividend Rate shall be increased to 20% per annum and the Optional Redemption Price (as defined in Section 6(c)) with respect to any redemption taking place thereafter shall be equal to the Redemption Amount (as defined in Section 8). Unless the Company shall have theretofore obtained Shareholder Approval or a Nasdaq Exemption, (I) if any Holder delivers a Conversion Notice as a result of which such Holder would be entitled to a number of shares of Common Stock that would result in the issuance of a number of shares of Common Stock in excess of the Issuable Maximum, then the Company shall issue in connection with such conversion such number of shares of


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Common Stock as would not result in the aggregate issuances exceeding the
Issuable Maximum; (II) if more than one Holder has delivered a Conversion Notice at the same time as a result of which such Holders would be entitled to a number of shares of Common Stock that would result in the issuance of a number of shares of Common Stock in excess of the Issuable Maximum, then the Company shall issue the maximum number of shares of Common Stock permissible to such Holders pro rata in accordance with the number of shares of Preferred Stock submitted for conversion; and (III) if at any time the Conversion Price is such that if all then outstanding and unconverted shares of Preferred Stock were converted into Common Stock the number of shares of Common Stock that would be issued would equal or exceed 85% of the Issuable Maximum, the Company shall give prompt notice thereof to all Holders. For purposes of Shareholder Approval, the Company shall not count any vote of the Holders with respect to shares of Common Stock issued in connection with a conversion of the Preferred Stock and held by the Holders.

                           (iv) Notwithstanding anything herein to the contrary
set forth herein, unless the Company shall have previously either (A) received the shareholder approval as may be required under Rule 4310(H)(i)(b) of the NASDAQ Stock Market or (B) obtained an exemption from the requirement from the NASDAQ Stock Market for such shareholder approval, a Holder shall not convert shares of Preferred Stock (including, without limitation, shares of Preferred Stock issued as payment of dividends hereunder) to the extent such conversion would result in such Holder holding in excess of 25% of the number of shares of Common Stock outstanding on the Original Issue Date.

                           (b) (i) Not later than three (3) Business Days after
any Delivery Date (as hereinafter defined), the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to limitation and reduction pursuant to Sections 5(a)(ii) and (a)(iii)), and (ii) one or more certificates representing the number of shares of Preferred Stock not converted. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, and the Company shall not be required to deliver certificates evidencing the shares of Common Stock to an address outside the United States. The date such certificates or affidavit are delivered is referred to as the "Delivery Date." If the Delivery Date has not occurred on or prior to the tenth (10th) Business Day following the Conversion Date, then the Company may, on notice to the Holder, rescind the conversion. The Company shall, upon request of the Holder, if available, use its reasonable best efforts to deliver any certificate or certificates required to be delivered by the


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Company under this Section electronically through the Depository Trust
Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the fifth (5th) Trading Day after the Delivery Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                           (ii) If the Company fails to deliver to the Holder
such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth (5th) Trading Day after the Delivery Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such fifth (5th) Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Company shall not have delivered any cash due in respect of conversions of Preferred Stock or as payment of dividends thereon by the fifth
(5th) Trading Day after the Conversion Date, the Holder may, subject to Sections 5(a)(ii) and (a)(iii), by notice to the Company, require the Company to issue Underlying Shares pursuant to Section 5(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such Underlying Shares will be subject to the provision of this Section.

                           (iii) In addition to any other rights available to
the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth (5th) Trading Day after the Delivery Date, and if after such fifth (5th) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company
(A) shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the product of (1) the


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aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and
(B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay such Holder liquidated damages under section 5(b)(ii) in respect of the certificates resulting in such Buy-In.

                           (iv) The provisions of clauses (ii) and (iii) of this
Section 5(b) shall not apply if the Company is not required to honor a Conversion Notice other than by reason of a breach by the Company of the terms hereof, of the Purchase Agreement or of the Registration Rights Agreement.

                           (c) (i) The conversion price for each share of
Preferred Stock (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (1) 120% of the average of the Per Share Market Values for the ten (10) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price"), and (b) 95% of the average of the three (3) lowest Per Share Market Values during the twenty (20) consecutive Trading Day period immediately preceding the applicable Conversion Date; provided, however, that such twenty (20) Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock was suspended from the NASDAQ or such other national securities exchange or market on which the Common Stock is then listed, or (B) after the date of effectiveness, the Underlying Securities Registration Statement ceases to be effective, or (C) after the date of effectiveness, the Prospectus included in the Underlying Securities Registration Statement may not be used by the Holder for the resale of Underlying Shares. If: (a) the Underlying Securities Registration Statement is not filed on or prior to the Filing Date (as defined in the Registration Rights Agreement (if the Company files such Underlying Securities Registration Statement without affording the Holder the opportunity to review and comment on the same as required by Section 3(a) of the Registration Rights Agreement, the Company shall be in violation of this clause (a)), or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Securities Registration


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Statement will not be "reviewed," or will not be subject to further review, or
(c) the Underlying Securities Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Original Issue Date, or
(d) such Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term is defined in the Registration Rights Agreement), without being succeeded within ten (10) Business Days by a subsequent Underlying Securities Registration Statement filed with and declared effective by the Commission, (e) trading in the Common Stock shall be suspended from the NASDAQ (other than temporary suspensions of less than one day pending release of material information by the Company), or (f) if the conversion rights of the Holders are suspended for any reason (any such failure or breach being referred to as an "Event," and for purpose of clauses (a), (c), (e) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 10 Trading Day-period is exceeded, being referred to as "Event Date"), the Company shall, on the Event Date and on the first day of each monthly anniversary of the Event Date until such time as the applicable Event is cured, pay to the Holder 2.5% of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder, in cash, as liquidated damages and not as a penalty. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

                           (ii) If the Company, at any time while any shares of
Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of subdivision, combination or reclassification.

                           (iii) If the Company, at any time while any shares of
Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Initial Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate



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

offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

                           (iv) If the Company or any subsidiary thereof, as
applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants, options, or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents") entitling any Person to acquire shares of Common Stock at a price per share less than the Conversion Price, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued.

                           (v) If the Company, at any time while shares of
Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                           (vi) All calculations under this Section 5 shall be
made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                           (vii) Whenever the Conversion Price is adjusted
pursuant to Section 5(c)(ii), (iii), (iv), or (v) the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                           (viii) In case of any reclassification of the Common
Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                           (ix) If (a) the Company shall declare a dividend (or
any other distribution) on its Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 20 day period commencing the date of such notice to the effective date of the event triggering such notice.

                           (x) No adjustment in the Conversion Price under
Sections 5(c)(ii), (iii), (iv) or (v) shall be required to be made if such adjustment would result in a change of less than $.10 in the Conversion Price, but any adjustments not made by reason of this clause (x) shall be carried forward and shall be made at the time of and together with the next subsequent adjustment(s) which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.10 in the Conversion Price then in effect.

                  (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and Preferred Dividends (assuming payment of all dividends in the form of Preferred Dividends in accordance with the terms hereof), each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder (assuming payment of all dividends in shares of Preferred Stock in accordance with the terms hereof). The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of Section 3.1(b) of the Purchase Agreement.

                  (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (g) Shares of Preferred Stock converted into Common Stock shall be canceled. The Company may not reissue any shares of Preferred Stock.

                  (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

                  Section 6. Optional Redemption.

                  (a) The Company shall have the right, exercisable at any time upon not less than ten (10) Trading Days notice (an "Optional Redemption Notice") to the Holders of the Preferred Stock given at any time after the Original Issue Date, to redeem all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price equal to the Optional Redemption Price (as defined below), provided, that the Company shall not be entitled to deliver an Optional Redemption Notice to the Holders if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding, or
(ii) the shares of Common Stock issuable upon conversion of shares of Preferred Stock then outstanding (x) are not registered for resale pursuant to an effective registration statement that names the Holders as selling stockholders thereunder or (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holders and such transfer agent, or (iii) the Common Stock is not then listed on the NASDAQ. The entire Optional Redemption Price shall be paid in cash. Holders of Preferred Stock may convert (and the Company shall honor such conversions in accordance with the terms hereof) any shares of Preferred Stock, including shares subject to an Optional Redemption Notice, during the period from the date thereof through the 10th Trading Day after the receipt of an Optional Redemption Notice.

                  (b) If any portion of the Optional Redemption Price shall not be paid by the Company within seven (7) calendar days after the tenth (10th) Trading Day after the delivery of an Optional Redemption Notice, interest shall accrue thereon at the rate of 15% per annum until the Optional Redemption Price plus all such interest is paid in full. In addition, if any portion of the Optional Redemption Price remains unpaid for more than seven (7) calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given at any time thereafter, to either (i) demand conversion of all or any portion of the shares of Preferred Stock for which such Optional Redemption Price, plus accrued liquidated damages, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Conversion Price for such shares shall be the lower of the Conversion Price calculated on the date the Optional Redemption Price was originally due and the Conversion Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option
(ii) above, the Company shall promptly, and in any event not later than three
(3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

                  (c) The "Optional Redemption Price" shall, except as provided in Section 5(a)(iii), equal the sum of (i) 125% of the Stated Value of the shares of Preferred Stock subject to redemption hereunder and all accrued but unpaid dividends per share of Preferred Stock subject to redemption hereunder, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

                  Section 7. Triggering Events.

                  (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to purchase all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Payment Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions hereunder and then held by the Holder and (B) the Per Share Market Value on the date such purchase is demanded or the date the redemption price hereunder is paid in full, whichever is greater. If the Company fails to pay the redemption price hereunder in full pursuant to this Section within seven (7) days after the date of a demand therefor, the Company will pay interest thereon at a rate of 15% per annum, accruing daily from such seventh day until the redemption price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof.

                  (b) A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgement, decree or order of any court, or any order, rule or regulation of any administrative or governmental body);

                           (i) the failure of the Company to use its best
efforts to cause an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date and such failure is not cured within five (5) days after notice from a Holder;

                           (ii) if, during the Effectiveness Period, the
effectiveness of the Underlying Securities Registration Statement lapses for any reason for more than ten (10) consecutive Business Days or more than fifteen (15) Business Days in any 12-month period, or the Holder shall have been advised by the Company that is not permitted to resell Registrable Securities under the Underlying Securities Registration Statement for more than ten (10) consecutive Business Days or more than fifteen (15) Business Days in any 12-month period, in each case other than
(A) as a result of a stop order or similar order issued by the Commission not at the request of the Company; or (B) solely as a result of actions taken by the Holder.

                           (iii) the Company shall fail for any reason to
deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 20th day after the Delivery Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any Preferred Stock in accordance with the terms hereof;

                           (iv) the Company shall be a party to any Change of
Control Transaction which has been approved by the Board of Directors of the Company, and a Holder shall have given notice to the Company of its intention that such Change of Control transaction be a Triggering Event;

                           (v) the Company shall fail to make any payments
required to be made under Sections 5(b)(ii), 5(b)(iii) or 5(c)(i) within thirty
(30) days after the same are due and such failure is not cured within five (5) days after notice from a Holder;

                           (vi) the Company shall fail for any reason to pay all
amounts required pursuant to a Buy-In within seven (7) days after notice is deemed delivered hereunder and such failure is not cured within five (5) days after notice from a Holder; or

                           (vii) the Company shall fail to have available a
sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder.

                  Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                  "Change of Control Transaction" means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 50% of the voting securities of the Company, (ii) a sale or other disposition via a single transaction or series of related transactions by the Company or any of its subsidiaries of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, other than a sale to a wholly owned subsidiary of the Company; (iii) the merger or consolidation of the Company with or into another entity, if the stockholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than 50% of the combined voting power of the resulting outstanding voting securities in substantially the same proportion as their pre-merger or pre-consolidation ownership, or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i),
(ii) or (iii).

                  "Common Stock" means the Company's common stock, $.01 par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued and unpaid dividends but only to the extent not theretofore paid in shares of Preferred Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights to dividends or liquidation preference to the Preferred Stock.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "Payment Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 130% of the Stated Value and all accrued dividends with respect to such share, and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in the respect of such shares of Preferred Stock.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the NASDAQ or the Nasdaq SmallCap Market, as the case may be, or any other stock exchange or quotation system on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on which the Common Stock is listed for trading on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NASDAQ or the Nasdaq SmallCap Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock and approved by the Company.

                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the February 10, 2000, among the Company and the original Holder of the Preferred Stock, as amended, modified or supplemented from time to time.

                  "Redemption Amount" for each share of Preferred Stock means the greater of (A) the Optional Redemption Amount, or (B) the sum of (i) 116% (the "Percentage") of the Stated Value and all accrued dividends with respect to such share, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock, provided, that, if any redemption pursuant to Section 5(a)(iii) occurs after the first anniversary of the Original Issue Date but prior to the second anniversary of the Original Issue Date, the Percentage shall increase to 132% for any such redemption occurring during such period, thereafter, on each subsequent yearly anniversary of the Original Issue Date, the Percentage shall be increased by an additional 16% for any such redemption occurring during such yearly period (e.g., the Percentage shall be 148% for such redemption occurring after the second anniversary of the Original Issue Date and prior to the third anniversary of the Original Issue Date).

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the February 10, 2000, by and among the Company and the original Holder of the Preferred Stock, as amended, modified or supplemented from time to time.

                  "Trading Day" means (a) day on which the Common Stock is traded on the NASDAQ or the Nasdaq SmallCap Market as the case may be, or other securities market or exchange on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the NASDAQ or the Nasdaq SmallCap Market or on any exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Underlying Securities Registration Statement" means a registration statement that meets the requirement of the Registration Rights Agreement and registers the resale of all Underlying Shares by the recipient thereof, who shall be named as a "selling stockholder" thereunder.

                  "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

         IN WITNESS WHEREOF, said Ecogen Inc. has caused this certificate to be signed by James P. Reilly, Jr., as Chairman and Chief Executive Officer, and attested by Mary E. Paetzold, as Secretary, this 10th day of February, 2000.

                                        ECOGEN INC.

                                        By:
                                           --------------------------------
                                           Name: James P. Reilly, Jr.
                                           Title: Chairman and Chief Executive
                                                  Officer


ATTEST:


--------------------------
Name:  Mary E. Paetzold
Title: Secretary

                                     ANNEX I

                              NOTICE OF CONVERSION

[To be Executed by the Registered Holder in order to Convert shares of Preferred Stock]

The Holder written below hereby elects to convert the number of shares of 7% Series 2000-A Convertible Preferred Stock indicated below, into shares of Common Stock, $.01 par value (the "Common Stock"), of Ecogen Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the name of the Holder written below such Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                         ----------------------------------------------------
                         Date to Effect Conversion


                         Number of shares of Preferred Stock to be Converted


                         Number of shares of Common Stock to be Issued


                         Applicable Conversion Price


                         Name of Holder


                         Address


                         Signature